As filed with the U.S. Securities and Exchange Commission on May 20, 2024

Registration No. 333-251683

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST- EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

View, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	84-3235065
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6280 America Center Drive, Suite 200

San Jose, California, 95002

(408) 263-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rao Mulpuri

Chief Executive Officer

View, Inc.

6280 America Center Drive, Suite 200

San Jose, California, 95002

(408) 263-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bill Krause Chief Legal Officer View, Inc. 6280 America Center Drive, Suite 200 San Jose, California, 95002 (408) 263-9200	Michael Mies, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Ave. 14th Floor Palo Alto, CA 94301 (650) 470-4500

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the pabove referenced registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

DEREGISTRATION OF SECURITIES

View, Inc., a Delaware corporation (the “Company”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the Company’s Registration Statement on Form S-4 (No. 333-251683), originally filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2020, and declared effective on February 16, 2021, relating to the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), registered in connection with the Company’s de-SPAC transaction (the “Registration Statement”), to deregister any and all securities of the Company registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2024, the Company and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware for relief under chapter 11 of title 11 of the United States Code with a prepackaged chapter 11 plan. In connection therewith, on April 3, 2024, The Nasdaq Stock Market LLC (“Nasdaq”) determined to delist the Company’s Common Stock and redeemable warrants, exercisable for Common Stock at an exercise price of $11.50 per share (“Warrants”), and to suspend trading thereof on April 5, 2024.

On April 25, 2024, Nasdaq filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist the Common Stock and Warrants from Nasdaq and to deregister the Common Stock and Warrants under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC providing notice of the termination of registration of the Common Stock and Warrants under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act.

As a result of the determination to delist and deregister the Company’s Common Stock and Warrants, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all securities, as applicable, registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on May 20, 2024.

VIEW, INC.

By:	/s/ Rao Mulpuri
Name: Rao Mulpuri
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.